Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 18, 2025, relating to the financial statements of AngioDynamics, Inc. and the effectiveness of AngioDynamics, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AngioDynamics, Inc. for the year ended May 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 21, 2025